REEDS JEWELERS ANNOUNCES FIRST QUARTER SALES AND EARNINGS

Wilmington, North Carolina, June 25, 2003 — Reeds Jewelers, Inc. (ASE: RJI) today announced net sales and earnings for the first fiscal quarter ended May 31, 2003.

Comparable store sales decreased 1% for the quarter ended May 31, 2003 compared to the same quarter of the prior year. The Company’s total net sales for the quarter decreased to $19,598,000 from $20,927,000, a 6% decrease, while operating an average of 7% fewer stores in the first quarter of the current fiscal year.

Gross profit was 9% lower in the quarter ended May 31, 2003 than in the quarter ended May 31, 2002; reduced sales accounted for approximately 72% of the reduction in gross profit, and the balance resulted from lower gross margins. Gross margins were 49% during the quarter, down from 50% in the first quarter of last year. The decline in gross margins is primarily attributable to aggressive promotional pricing and management’s efforts to improve inventory turns by rapidly marking down slower-moving inventory.

Selling, general, and administrative expenses decreased 4%, or $480,000, in the first quarter of this year compared to the same period a year ago, but as a percentage of net sales SG&A was 53% and 52% for the quarters ended May 31, 2003 and 2002, respectively. The Company’s total labor costs decreased by $576,000 to 28% of net sales from 29% a year earlier, primarily as a result of lower incentive compensation earned by sales and management associates during the quarter. Occupancy costs decreased $257,000 to 19% of net sales, approximating the reduction in the number of stores operated in the two periods. Other smaller SG&A costs in total increased $353,000 to 6% of net sales.

Interest expense of $307,000 for the quarter was 15% lower than the same quarter last year. The reduction resulted from a 0.3% decrease in the Company’s effective pre-tax interest rate and a 10% reduction in the Company’s average borrowings from the same period in the prior year.

On June 22, 2003, the Company completed its exit from the state of Kansas. The Kansas operations for the period ended May 31, 2003 resulted in a $64,000 loss, net of tax benefit, and this loss is reflected in discontinued operations. Discontinued operations for the quarter ended May 31, 2002 is composed of a $49,000 loss, net of tax benefit, relating to the Company’s exit from the state of Iowa and a loss of $30,000, net of tax benefit, resulting from the Company’s exit from the state of Kansas.

Continuing operations for the first quarter resulted in a $1,672,000 loss, net of $0 tax benefit, compared to a loss of $821,000, net of $482,000 tax benefit, for the same quarter last year. Total net losses for the quarter were $1,736,000 ($.20 per share), net of $0 tax benefit, compared to net losses of $900,000 ($0.11 per share), net of $528,00 tax benefit, in the same period last year.

Reeds Jewelers is a premier specialty retailer presently operating 91 stores in 18 states, primarily in the Southeast and Midwest, and markets online at www.reeds.com. Additional information on Reeds Jewelers, Inc. is available on the Internet at www.reeds.com.

REEDS JEWELERS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended

	5/31/03	5/31/02

Net sales	$19,598	$20,927
Cost of sales	10,042	10,462

Gross profit	9,556	10,465

Selling, general, and administrative	10,325	10,805
Depreciation and amortization	596	602

Operating loss	(1,365)	(942)

Interest expense	307	361

Loss from continuing operations before income taxes	(1,672)	(1,303)

Income tax benefit	0	(482)

Loss from continuing operations	(1,672)	(821)

Loss from discontinued operations, net of applicable tax benefit of $0 and $46 respectively	(64)	(79)

Net loss	($1,736)	($900)

Basic and diluted loss per share	($0.20)	($0.11)

Weighted average shares outstanding	8,476,372	8,476,372